Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this the Registration Statement of Volato Group, Inc. on Form S-8 of our report dated August 10, 2023, except for the Revision paragraph of Note 2, as to which the date is October 20, 2023, with respect to our audits of the financial statements of Volato, Inc. as of December 31, 2022 and 2021, and for the years ended December 31, 2022 and 2021 included in Form S-4 of PROOF Acquisition Corp I filed with the SEC on November 3, 2023.  Our report relating to the financial statements included an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Rose, Snyder & Jacobs LLP

Encino, California
February 5, 2024